Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88580 and No. 333-88580-01) and S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of our report dated February 14, 2008, with respect to the consolidated financial statements of Trane Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in this Current Report on Form 8-K/A of Ingersoll-Rand Company Limited.

/s/ Ernst & Young LLP

New York, New York

August 8, 2008